Longfin Corp.,

205 Chubb Ave,

Lyndhurst, New Jersey 07071

Board Meeting:

 February 1st, 2017

Mr. Venkat S Meenavalli,

Mr. Yogesh Patel

205 Chubb Ave,

Lyndhusrt, NJ 07071

Re:  Longfin Corp., Special Meeting

Dear Gentlemen:

Please take notice of a Special Meeting of the Board of directors being called by Board President, Venkat S Meenavalli,, pursuant to Longfin Corp., By-laws, ARTICLE II, Section 2.03. Said meeting will be held at 205 Chubb Ave, Lyndhurst, NJ 07071 and via conference call, on Wednesday, February 1st, 2017 at 12:00 p.m.

The purpose of the meeting is as follows:

- To authorize filing form 1-A with the SEC.

- To authorize the issuance of 7.5 Million common shares to Mr. Venkat S Meenavalli.

Pursuant to the aforesaid bylaws the board as adopted the following:

- Longfin Corp., has unanimously agreed to authorize the share exchange with Stampede, to authorize Regulation “A” filing under the JOBS act and offer its shares to the public, and to issue 7.5 Million common shares to Mr. Venkat S Meenavalli.

Chair, Venkat S Meenavalli, agreed.

________________________

/S/ Yogesh Patel

Meeting adjourned at 12:15 p.m.

Minutes Submitted by Secretary, Yogesh Patel

______________________________________

Yours truly,

By:/s/ Venkat S Meenavalli,

CEO/Founder Venkat S Meenavalli,